November 14, 2011

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES THIRD QUARTER NET LOSS OF ($54.4) MILLION AND ($1.16) PER SHARE PRIMARILY DUE TO INCREASED LOAN PROVISIONING RELATED TO THE PREVIOUSLY ANNOUNCED $54 MILLION CHARGE-OFF ON BULK SALE OF LOANS.

Financial Highlights and Summary of the Third Quarter of 2011

•
Bulk Sale of Assets on September 29, 2011: As previously announced, Bank sold approximately $110 million non-performing, substandard and related performing loans and approximately $2 million of OREO properties which resulted in loan charge-offs totaling approximately $54 million.

•
Third Quarter Net Loss Per Share: ($1.16) per share or ($54.4) million primarily due to the impact of the bulk loan sale.  This compares to net income of $0.04 per share or $2.0 million for the linked-quarter (most recent prior quarter). The current quarter includes an approximate $7.5 million income tax credit compared to a $2.0 million tax credit in the linked quarter.

•	Capital: Company and Bank significantly exceed regulatory benchmarks for “well-capitalized” with Tier 1 leverage ratios at 9.7% and 11.1% respectively.

•	Core Customer Deposits: DDA, Savings, and MMA balances up $38.9 million on a linked-quarter basis and up $79.4 million from year-end.

•	Net Interest Margin (“NIM”) / Liquidity: NIM declined to 3.70% from 3.97% for the linked-quarter. Primary liquidity ratio remains a strong 25.99%.

•	Loans: Balances lower by $197.1 million as compared to June 30, 2011 (linked-quarter) due to the bulk sale and loan payoffs.

•	Credit Quality: Non-performing assets (“NPA’s”) declined 56.4% to $42.8 million at September 30, 2011 compared to $98.2 million for the linked-quarter primarily due to the bulk sale.

•	Credit Quality: Reserve for credit losses (reserve for loan losses and reserve for unfunded lending commitments) at 3.50% of loans at September 30, 2011 compared 3.71% for linked quarter.

BEND, OR – November 14, 2011– Cascade Bancorp (NASDAQ: CACB) (“Cascade” or the “Company”) today announced a net loss of ($1.16) per share or ($54.4) million including an approximate $7.5 million income tax credit for the period. This compares to linked-quarter (most recent prior quarter) net income of $0.04 per share or $2.0 million including an approximate income tax credit of $2.0 million. The net loss for the nine months ended September 30, 2011 is ($0.50) per share or ($21.4) million. This includes a $32.8 million after-tax extraordinary gain on extinguishment of $68.5 million of junior subordinated debentures (the “Debentures”). Excluding this gain, the net loss from operations for the nine months ended September 30, 2011 was approximately ($1.27) per share or ($54.2) million. This compares to a loss of ($5.37) per share or ($15.1 million) for the nine months ended September 30, 2011.

As previously disclosed in an 8-K filed on October 3, 2011, the Bank completed an asset sale in which it sold approximately $110 million (book carrying amount) in certain non-performing, substandard and related performing loans and approximately $2 million of OREO properties. The Bank received approximately $58 million in cash from the buyer, incurred approximately $3 million in closing related costs and recorded loan charge-offs totaling approximately $54 million. As a result of the charge-offs and based on other considerations with respect to the adequacy of the reserve for loan losses, the Company recorded a loan loss provision in the amount of $52.8 million for the quarter. This resulted in a reserve for loan losses of 3.30% of loans outstanding at September 30, 2011.

As of a result of the bulk sale, total NPA’s declined to $42.8 million at September 30, 2011, compared to $98.2 million a quarter earlier and $120.5 million at December 31, 2010. Total NPA’s as a percentage of total assets is 3.07% at September 30, 2011.

Patricia L. Moss, Chief Executive Officer commented, “Results for the quarter represent actions taken to invest in the future of our company. The accomplishment of the asset sale during the quarter have significantly reduced the Company’s non-performing and substandard loans.  While our focus on improving credit quality continues, our bankers also are actively sourcing and prospecting new loans. We are committed to delivering credit to our communities and have added experienced business and commercial banking professionals in our regions to assist with outreach and service. We remain appreciative of our customers’ banking business and acknowledge that our reported core customer deposit increase represents quality organic growth. We continue to exceed regulatory benchmarks for “well-capitalized” and are well postioned to serve local businesses and neighbors to provide a full banking relationship, including lending programs to help build a healthy financial future.”

Balance Sheet

Capital ratios remain very strong as of September 30, 2011, with Bank of the Cascades exceeding the regulatory benchmarks for a “well-capitalized” bank at 11.10%, 16.45% and 17.72% for Tier 1 capital leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio, respectively.  These ratios compare to regulatory “well-capitalized” minimums of 5%, 6%, and 10%, respectively. Federal and state banking agencies currently require the Bank to maintain the minimum capital requirements for a “well-capitalized” bank, including a Tier 1 leverage ratio of at least 10% of which the Bank has exceeded as of September 30, 2011.

At September 30, 2011, loan balances are down $197.1 million on a linked-quarter basis and down a total of $294.7 million or 24.0% from year-end. Approximately $110 million of the decline is due to the bulk sale of loans previously discussed, and the remaining decline in loans is due to continued loan payoffs as customers are reducing  their debt levels by paying down loans in this challenging economy. Net loan charge-offs totaled $62.9 million for the current quarter, approximately $54 million of which was due to the bulk sale. For the second quarter ended June 30, 2011, charge-offs totaled $3.7 million.

Local core customer deposits (checking, savings, and money market accounts) have increased by $38.9 million from the linked-quarter, and are up $79.4 million from year-end 2010. Total deposits at September 30, 2011, were $1.15 billion, down $7.1 million or 0.6% compared to the linked-quarter and down 22.9% compared to the year-ago quarter. The continued decline in the current quarter is due primarily to the planned maturities and reduction of rate sensitive internet sourced time deposits.

Net Loss

Pretax loss for the quarter ended September 30, 2011 was approximately ($61.9) million compared to an approximate break even pretax loss for the linked-quarter.  There was a $7.5 million tax credit in the current quarter compared to a $2.0 million tax credit in the linked-quarter resulting in after-tax net loss of ($54.4) million for the three months ended September 30, 2011 as compared to a gain from operations of $2.0 million in the quarter ended June 30, 2011.  These tax credits were calculated based on management’s current projections of estimated full-year pre-tax results of operations, estimated utilization of deferred tax assets on which a full valuation allowance was previously recorded, and other permanent book/tax differences.

Net Interest Income

Net interest income was $13.5 million for the current quarter, compared to $14.7 million for the linked-quarter.  This outcome was a result of a decline in interest income attributable to the reduction in loans and interest lost on loans sold in the bulk sale, offset by an improvement in overall funding costs and corresponding decrease in interest expense of $0.4 million quarter-over-quarter. Lower funding costs were the result of actions taken throughout the year related to the Company’s reduction of excess liquidity. These actions included extinguishment of $68.6 million in Debentures, call/maturity of $262 million in internet sourced time deposits, repayment of $135 million of FHLB advances, and repayment of $41 million of borrowings from the Federal Deposit Insurance Corporation’s (“FDIC’s”) Temporary Liquidity Guarantee Program (“TLGP”). Net interest income was down 9.2% when compared to the year-ago period due to lower average earning assets.

The NIM decreased for the third quarter of 2011 to 3.70% compared to 3.97% for the linked-quarter but was up compared to 3.51% for the year-ago period due to the efforts described above. The Company’s primary liquidity ratio remains at a strong 26.0% with $235.8 million held in cash and cash equivalents at September 30, 2011, compared to $271.3 million at December 31, 2010.

Loan Loss Provision / Loan Loss Reserve

At September 30, 2011, the reserve for credit losses (reserve for loan losses and reserve for unfunded lending commitments) was approximately $32.6 million or 3.50% of outstanding loans compared to the linked-quarter 3.71% and 4.11% a year earlier. The loan loss provision was $52.8 million in the third quarter of 2011 compared to $2.0 million in the linked-quarter and $3.0 million a year earlier. The elevated loan loss provision was a direct result of the previously announced bulk loan sale that accounted for approximately $54 million of charge-offs and the re-provisioning of such results.

Non-Interest Income

Non-interest income in the third quarter of 2011 was $2.8 million as compared to the same in the linked-quarter and $3.0 million a year earlier. The year over year decline is related to lower service fees owing to reduced customer transaction volumes.

Non-Interest Expense

Non-interest expense for the third quarter of 2011 was $25.4 million as compared to $15.5 million in the linked-quarter and $17.2 million in the comparable period of 2010.  Non-interest expense for the third quarter of 2011 includes $4.8 million of valuation allowances on OREO properties and losses on sales of OREO, some of which relate to the bulk sale transaction. In addition, during the three months ended September 30, 2011, the Company recorded non-recurring expenses in salaries and employee benefits of $1.7 million due to an adjustment of retirement liability accruals for certain officers, and the Company recorded non-recurring expenses in other expenses aggregating $2.8 million related to the prepayment of FHLB advances and TLGP debt, consulting fees, and resolution of certain legal matters. Excluding the above items, non-interest expense was generally comparable to the linked quarter, and less than the same period a year ago.

Income Taxes

During the nine months ended September 30, 2011, the Company recorded a net income tax provision of approximately $10.3 million.  Included in this amount was an income tax provision of approximately $22.1 million related to the extraordinary gain on the extinguishment of the debentures, which was calculated based on the Company’s estimated statutory income tax rates. The net income tax provision of $10.3 million also includes a credit for income taxes of approximately $11.8 million related to the Company’s loss from operations excluding the extraordinary gain.  This credit for income taxes was calculated based on management’s current projections of estimated full-year pre-tax results of operations, estimated utilization of deferred tax assets on which a full valuation allowance was previously recorded, and other permanent book/tax differences.  Accordingly, this calculation and the prospective income tax amounts are subject to adjustment as additional facts become available and management’s estimates are revised.

As of September 30, 2011, the Company maintained a valuation allowance of $32.5 million against the deferred tax asset. This amount represented a $3.6 million decrease from year-end 2010 due to changes in temporary differences between the financial statement and tax recognition of revenue and expenses, the recapture of previously realized deferred tax assets that are now deemed unrealizable, and a reduction of deferred tax assets due to Section 382 of the Internal Revenue Code. See also “Critical Accounting Policies – Deferred Income Taxes” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. For further information, please visit our web site at www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2010, as well as the following factors: we continue to operate under the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, which restricts our ability to take certain actions; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

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CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year Quarter			Linked Quarter
	3rd Qtr	3rd Qtr	%	2nd Qtr	%
	2011	2010	Change	2011	Change
Balance Sheet Data (at period end)
Investment securities	$136,287	$122,266	11.5%	$125,457	8.6%
Loans, gross	931,647	1,279,402	-27.2%	1,128,732	-17.5%
Total assets	1,392,799	1,829,433	-23.9%	1,562,559	-10.9%
Total deposits	1,148,126	1,488,848	-22.9%	1,155,176	-0.6%
Non-interest bearing deposits	417,947	313,400	33.4%	401,018	4.2%
Total common shareholders' equity (book)	158,516	8,849	1691.3%	212,614	-25.4%
Tangible common shareholders' equity (tangible) (1)	154,711	3,199	4736.2%	208,440	-25.8%
Income Statement Data
Interest income	$16,174	$20,630	-21.6%	$17,708	-8.7%
Interest expense	2,654	5,739	-53.8%	3,042	-12.8%
Net interest income	13,520	14,891	-9.2%	14,666	-7.8%
Loan loss provision	52,800	3,000	1660.0%	2,000	2540.0%
Net interest income (loss) after loan loss provision	(39,280)	11,891	-430.3%	12,666	-410.1%
Noninterest income	2,822	2,956	-4.5%	2,812	0.3%
Noninterest expense	25,418	17,194	-14.7%	15,509	63.9%
Loss before income taxes	(61,876)	(2,347)	2536.4%	(31)	200701.2%
Credit (provision) for income taxes	7,456	(1,091)	-783.4%	2,042	265.2%
Net income (loss)	(54,420)	(3,438)	-1482.9%	2,011	-2806.0%
Share Data (3)
Basic net income (loss) per common share (incl. extraordinary net gain)	$(1.16)	$(1.23)	5.7%	$0.04	-2815.1%
Diluted net income (loss) per common share (incl. extraordinary net gain)	$(1.16)	$(1.23)	5.7%	$0.04	-2823.0%
Book value per common share	$3.36	$3.10	8.3%	$4.50	-25.4%
Tangible book value per common share	$3.28	$1.12	192.4%	$4.41	-25.8%
Basic average shares outstanding	47,092	2,805	1578.9%	47,072	0.0%
Fully diluted average shares outstanding	47,092	2,805	1578.9%	47,209	-0.2%
Key Ratios
Return on average total shareholders' equity (book)	-100.92%	-109.62%	7.9%	3.18%	-3273.6%
Return on average total shareholders' equity (tangible)	-102.85%	-196.40%	47.6%	3.24%	-3274.4%
Return on average total assets	-13.78%	-0.73%	-1787.7%	0.42%	-3381.0%
Net interest spread	3.26%	3.34%	-2.4%	3.52%	-7.4%
Net interest margin	3.70%	3.51%	5.4%	3.97%	-6.8%
Total revenue (net int inc + non int inc)	$16,342	$17,847	-8.4%	$17,478	-6.5%
Efficiency ratio (2)	155.53%	96.34%	61.4%	88.73%	75.3%
Credit Quality Ratios
Reserve for credit losses	$32,567	$52,474	-37.9%	$41,731	-22.0%
Reserve to ending total loans	3.50%	4.11%	-14.7%	3.71%	-5.4%
Non-performing assets (NPAs) (4)	$42,781	$129,535	-67.0%	$98,213	-56.4%
Non-performing assets to total assets	3.07%	7.08%	-56.6%	6.29%	-51.1%
Delinquent >30 days to total loans (excl. NPAs)	0.27%	0.48%	-44.7%	1.81%	-85.3%
Net Charge off's (NCOs)	62,881	9,197	583.7%	3,664	1616.2%
Net loan charge-offs (annualized)	23.27%	2.79%	734.2%	1.29%	1703.4%
Provision for loan losses to NCOs	83.97%	32.62%	157.4%	54.59%	53.8%
Bank Capital Ratios (5)
Tier 1 capital leverage ratio	11.10%	3.91%	183.9%	14.43%	-23.1%
Tier 1 risk-based capital ratio	16.45%	5.24%	213.9%	18.65%	-11.8%
Total risk-based capital ratio	17.72%	6.53%	171.4%	19.92%	-11.0%
Bancorp Capital Ratios (5)
Tier 1 capital leverage ratio	9.74%	0.34%	2764.7%	13.06%	-25.4%
Tier 1 risk-based capital ratio	14.75%	0.45%	3177.8%	17.07%	-13.6%
Total risk-based capital ratio	16.02%	0.90%	1680.0%	18.35%	-12.7%

Notes:

(1)	Excludes core deposit intangible and other identifiable intangible assets, related to the acquisition of F&M Holding Company.

(2)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).

(3)	Adjusted to reflect a 1:10 reverse stock split in November 2010.

(4)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.

(5)	Computed in accordance with FRB and FDIC guidelines.